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                                                                     EXHIBIT 4.1

ARTICLES OF INCORPORATION OF:


AEGON N.V.
having its official seat in `s-Gravenhage.


Dated 26 May 2003.

This document contains a fair English translation of the complete text of the articles of incorporation of AEGON N.V., as they read after execution of the deed of amendment of the articles of incorporation on 26 May 2003 before Chr.M. Stokkermans, civil law notary in Amsterdam, with respect to which amendment a ministerial Statement of No Objections was granted on 24 May 2003, under number NV 101780.

In preparing this document, an attempt has been made to translate as literally as possible without jeopardising the overall continuity of the text. Inevitably, however, differences may occur in translation, and if they do, the Dutch text will by law govern.

In this document, Dutch legal concepts are expressed in English terms and not in their original Dutch terms; the concepts concerned may not be identical to concepts described by the English terms as such terms may be understood under the laws of other jurisdictions.

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ARTICLES OF INCORPORATION

CHAPTER I.

Article 1.  Definitions.

1.1 In these Articles of Incorporation, the following terms shall have the following meanings:

     "Share" means a share in the capital of the Company. Unless the contrary is apparent, this shall include each Common Share and each Preferred Share.

     "Shareholder" means a holder of one or more Shares.

     "General Meeting" or "General Meeting of Shareholders" means the body of the Company consisting of the Shareholders or (as the case may be) a meeting of Shareholders (or their representatives) and other persons entitled to attend such meetings.

     "Subsidiary" means a subsidiary of the Company as referred to in Section
       2:24a of the Dutch Civil Code.

     "Common Share" means a common share in the capital of the Company.

     "Preferred Share" means a preferred share in the capital of the Company.
       Unless the contrary is apparent, this shall include each class A Preferred Share and each class B Preferred Share.

     "Executive Board" means the management board of the Company.

     "Supervisory Board" means the supervisory board of the Company.

     "in writing" means by letter, telecopier, e-mail or by message which is transmitted via any other current means of communication, and which can be received in the written form.

     "Company" means the company the internal organization of which is governed by these Articles of Incorporation.

1.2 References in these Articles of Incorporation to the meeting of holders of Shares of a particular class shall be understood to mean the body of the Company consisting of the holders of Shares of the relevant class or (as the case may be) a meeting of holders of Shares of the relevant class (or their representatives) and other persons entitled to attend such meetings.

1.3 References to "Articles" refer to articles which are part of these Articles of Incorporation, except where expressly indicated otherwise.

CHAPTER II.    NAME, OFFICIAL SEAT AND OBJECTS.

Article 2.  Name and Official Seat.

2.1  The Company's name is:
     AEGON N.V.

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2.2  The official seat of the Company is in The Hague.

Article 3.  Objects.

3.1 The objects of the Company are to incorporate, acquire and alienate shares and interests in, to finance and grant security for commitments of, to enter into general business relationships with, and to manage and grant services to, legal entities and other entities, in particular those involved in the insurance business, and to do all that is connected therewith or which may be conducive thereto, all to be interpreted in the broadest sense.

3.2 In achieving the aforesaid objects due regard shall be taken, within the scope of sound business operations, to provide fair safeguards for the interests of all the parties directly or indirectly involved in the Company.

CHAPTER III.  AUTHORIZED CAPITAL, SHARES, SHARE CERTIFICATES AND REGISTER OF
              SHAREHOLDERS.

Article 4.  Authorized Capital and Shares.

4.1 The authorized capital of the Company amounts to six hundred and ten million euro (EUR 610,000,000).

4.2 The authorized capital is divided into four billion (4,000,000,000) Shares, divided into classes as follows:

     - three billion (3,000,000,000) Common Shares, having a nominal value of twelve eurocents (EUR 0.12) each; and

     - one billion (1,000,000,000) Preferred Shares, having a nominal value of twenty-five eurocents (EUR 0.25) each, of which five hundred million (500,000,000) are class A Preferred Shares and five hundred million (500,000,000) are class B Preferred Shares.

4.3 Common Shares shall, at the election of the Shareholder, be in either registered form or bearer form. Subject to the approval of the Supervisory Board, the Executive Board may decide that, in the event of a request for or conversion of bearer Shares into registered Common Shares for which no Share certificates are in circulation, a minimum limit may be placed on the number of Common Shares in order to become eligible for registration.

4.4  Preferred Shares shall be registered Shares only.

Article 5.  Share Certificates.

5.1 For Shares to bearer the Company shall issue Share certificates of such numbers of Shares as the Executive Board shall determine.

5.2 The Executive Board may, at the Shareholder's option, provide that, instead of certificates of Common Shares to bearer provided with a dividend sheet consisting of separate dividend coupons (K-certificates), certificates of Common Shares to bearer provided with a dividend sheet not consisting of separate dividend coupons (CF-certificates) shall be issued. Such dividend sheets of

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     CF-certificates shall, on behalf of the holders of Common Shares to bearer to which they relate, be handed over to, and remain permanently in the custody of, a custodian, to be appointed in accordance with the provisions of Article 5.3.

5.3 The Executive Board shall appoint as custodians of the dividend sheets of CF-certificates individuals or legal entities whose business is the custody of dividend sheets, and who already have dividend sheets in their custody administered by an institution designated for this purpose by the Executive Board and independent of the Company. If there are CF-certificates they may always be exchanged for K-certificates and vice versa. The Company shall charge no costs to a Shareholder who has requested such exchange.

5.4 The Company has the right to set further rules with respect to the issuance of K-certificates and CF-certificates.

5.5 The Executive Board may resolve that Share certificates shall be made available for registered Common Shares and/or Preferred Shares.

5.6 The Share certificates of registered Shares shall not be provided with dividend sheets. They shall be made available for such numbers of registered Shares as the Executive Board shall determine.

5.7 The Executive Board shall determine the form and contents of the Share certificates with due observance of the provisions of these Articles of Incorporation.

5.8 Each Share certificate shall bear information identifying it as a Share certificate of a Common Share or of a Preferred Share, and allowing it to be distinguished from other Share certificates. Share certificates shall be signed by an Executive Board member and a Supervisory Board member, whose signatures may be in facsimile.

5.9 The Executive Board can provide that certificates of registered Shares shall also be signed by one or more persons designated for this purpose by the Executive Board.

Article 6.  Conversion of Shares; Exchange of Share Certificates.

6.1  At the request of the Shareholder:

     (a) Shares to bearer will be exchanged for registered Shares and vice versa;

     (b) bearer Share certificates will be exchanged for bearer Share certificates of different values whose total will together be the same as the bearer Shares of the same kind;

     (c) certificates for registered Shares will be exchanged for certificates for registered Shares of different values whose total will together be the same as the registered Shares of the same kind; and

     (d) certificates of registered Shares will be issued or taken back by the Company, the original entry in the register being maintained,

     all of this being subject to the provisions in these Articles of Incorporation.

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6.2  The Executive Board may provide that the request must be made by the completing and signing of a form to be made available by the Company.

6.3 For the transactions mentioned in Article 6.1 under (a) and (d), the Company shall only charge costs which must be paid by the Shareholder who requested the transaction, before the request will be complied with; other transactions mentioned in Article 6.1 shall be performed free of charge.

6.4 The transactions mentioned in Article 6.1 shall not be performed until the Share certificates to be surrendered or exchanged, as the case may be, have been returned, with any appurtenant documents relating to such Share certificates.

Article 7.  Duplicates of Share Certificates and Dividend Sheets.

7.1 If one or more Share certificates, talons or dividend sheets are lost or have been damaged, stolen or destroyed, the Executive Board may, in accordance with conditions to be stipulated by it, issue duplicates of Share certificates, talons or dividend sheets.

7.2 The issue of such duplicates shall render the corresponding original documents null and void in respect of the Company.

Article 8.  Register of Shareholders.

8.1 A register of registered Shares shall be kept by or on behalf of the Company. The register may consist of various parts which may be kept in different places and each may be kept in more than one copy and in more than one place as determined by the Executive Board. The register shall be kept up to date. In the register shall be entered the names and the addresses referred to in Article 8.2 of all the holders of registered Shares, the amount paid on each Share and such other particulars as the Executive Board may determine. The entries in the register, as well as the amendments thereof, shall be certified in a manner to be prescribed by the Executive Board. Article 2:85 of the Dutch Civil Code shall apply to the register of Shareholders.

8.2 Every holder of a registered Share as well as each usufructuary and each pledgee of such a Share is obliged to furnish its name and address to the Company in writing.

8.3 The Executive Board shall set rules with respect to the signing of registrations and entries in the register of Shareholders.

8.4 The Executive Board provides any holder of a registered Share as well as any usufructuary and pledgee of such a Share, at its own request and free of charge, with an extract from the register of Shareholders showing its right to such registered Share.

CHAPTER IV.   ISSUANCE OF SHARES.

Article 9.  Resolution to Issue; Conditions of Issuance.

9.1 Shares may be issued pursuant to a resolution of the General Meeting. This competence shall concern all non-issued Shares of the Company's authorized capital, except insofar as the competence to issue Shares accrues to the Executive Board in accordance with Article 9.2 hereof.

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9.2  Shares may be issued pursuant to a resolution of the Executive Board, if and insofar as that board is designated competent to do so by the General Meeting. Such designation can be made each time for a maximum period of five years and can be extended each time for a maximum period of five years. A resolution to make such designation must stipulate the aggregate nominal value up to which Shares may be issued pursuant to a resolution of the Executive Board. A resolution to make such designation must also stipulate how many shares of each class may be issued. A resolution of the General Meeting to designate the Executive Board as a body of the Company competent to issue Shares can only be withdrawn at the proposal of the Executive Board which is approved by the Supervisory Board, unless provided otherwise in the resolution to make the designation.

9.3 A resolution of the General Meeting to issue Shares or to designate the Executive Board as a body of the Company competent to do so can only take place at the proposal of the Executive Board which is approved by the Supervisory Board.

9.4 A resolution of the Executive Board to issue Shares requires the approval of the Supervisory Board.

9.5 If the Executive Board has been designated according to Article 9.2 by the General Meeting of Shareholders as body of the Company competent to issue Preferred Shares, a General Meeting of Shareholders shall be held within thirty days after such Shares have been issued, in which General Meeting of Shareholders a statement concerning the reason(s) for such issue will be made by the Executive Board, unless such statement had already been made before at a meeting of Shareholders.

9.6 The foregoing provisions of this Article 9 shall apply by analogy to the granting of rights to subscribe for Shares, but shall not apply to the issuance of Shares to a person exercising a right to subscribe for Shares previously granted.

9.7 The body of the Company resolving to issue Shares shall stipulate the issue price and the other conditions of issuance in the resolution to issue.

9.8 The Executive Board is authorized, with the approval of the Supervisory Board, within the scope of a merger of a Subsidiary, to issue Common Shares at the expense of a reserve insofar as the Executive Board has been designated by the General Meeting of Shareholders in accordance with Articles 9.2 and 10.2.

9.9 Without prejudice to the previous provisions of this Article 9 and the provisions of Article 2:96 subsection 2 of the Dutch Civil Code, the issuance of Preferred Shares of a class shall be subject to the prior approval of the meeting of holders of Preferred Shares of that class.

9.10 Article 9.9 shall not apply in the event that Preferred Shares of a class are issued to a person holding all the outstanding Preferred Shares of the class concerned.

Article 10. Pre-emptive Rights.

10.1 Upon the issuance of Common Shares, each holder of Common Shares shall have pre-emptive rights in proportion to the aggregate nominal value of his Common Shares. A Shareholder shall not have a pre-emptive right in respect of Shares issued against a non-cash contribution. He shall also not have a pre-emptive right in respect of Shares issued to employees of the Company or of an affiliate within the meaning of Section 2:24b of the Dutch Civil Code.

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10.2 Prior to each individual issuance, the pre-emptive rights may be restricted or excluded by a resolution of the General Meeting. However, with respect to an issue of Shares pursuant to a resolution of the Executive Board, the pre-emptive rights can be restricted or excluded pursuant to a resolution of the Executive Board if and insofar as that board is designated competent to do so by the General Meeting. The provisions of Articles 9.1, 9.2 and
     9.4 of these Articles of Incorporation shall apply by analogy.

10.3 A resolution of the General Meeting to restrict or exclude the pre-emptive rights or to designate the Executive Board as a body of the Company competent to do so can only be adopted at the proposal of the Executive Board which is approved by the Supervisory Board.

10.4 If a proposal is made to the General Meeting to restrict or exclude the pre-emptive rights, the reason for such proposal and the choice of the intended issue price must be set forth in the proposal in writing.

10.5 A resolution of the General Meeting to restrict or exclude the pre-emptive rights or to designate the Executive Board as a body of the Company competent to do so shall require a majority of not less than two-thirds of the votes cast, if less than one-half of the Company's issued capital is represented at the meeting.

10.6 When rights are granted to subscribe for Shares, the Shareholders shall have pre-emptive rights in respect thereof; the foregoing provisions of this Article 10 shall apply by analogy. Shareholders shall have no pre-emptive rights in respect of Shares issued to a person exercising a right to subscribe for Shares previously granted.

Article 11. Payment on Shares.

11.1 Upon issuance of a Share, the full nominal value thereof must be paid-up, as well as the difference between the two amounts if the Share is subscribed for at a higher price, without prejudice to the provisions of
     Section 2:80 subsection 2 of the Dutch Civil Code.

11.2 Payment for a Share must be made in cash insofar as no non-cash contribution has been agreed on.

11.3 The Executive Board shall be allowed to enter into legal acts relating to non-cash contributions and the other legal acts referred to in Section 2:94 of the Dutch Civil Code without the prior approval of the General Meeting, but with the approval of the Supervisory Board.

11.4 Payments for Shares and non-cash contributions shall furthermore be subject to the provisions of Sections 2:80, 2:80a, 2:80b and 2:94b of the Dutch Civil Code.

CHAPTER V.     OWN SHARES; REDUCTION OF THE ISSUED CAPITAL.

Article 12. Own Shares.

12.1 When issuing Shares, the Company may not subscribe for its own Shares.

12.2 The Company shall be entitled to acquire its own fully paid-up Shares, or depositary receipts therefor, provided either that no valuable consideration is given or that:

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     (a)  the Company's equity, after the deduction of the acquisition price, is not less than the sum of the paid-up and called-up part of the issued capital and the reserves which must be maintained by virtue of the law; and

     (b) the nominal value of the Shares which the Company acquires, holds, holds in pledge or which are held by a Subsidiary, does not exceed one-tenth of the Company's issued capital.

     For the purpose of applying provision (a), the amount of equity shown in the last adopted balance sheet, reduced by the acquisition price of Shares or depositary receipts therefor and further reduced by distributions of profits or at the expense of reserves to others, which have become due from the Company and its Subsidiaries after the balance sheet date, shall be decisive. An acquisition in accordance with this Article 12.2 shall not be permitted if more than six months have elapsed after the end of a financial year without the annual accounts having been adopted.

12.3 Acquisition for valuable consideration shall be permitted only if the General Meeting has authorized the Executive Board to do so. Such authorization shall be valid for a period not exceeding eighteen months. The General Meeting shall stipulate in the authorization the number of Shares or depositary receipts therefor which may be acquired, the manner in which they may be acquired and the limits within which the price must be set. In addition, the approval of the Supervisory Board shall be required for any such acquisition.

12.4 The Company may, without authorization by the General Meeting, acquire its own Shares for the purpose of transferring such Shares to employees of the Company or of an affiliate within the meaning of Section 2:24b of the Dutch Civil Code under a scheme applicable to such employees, provided such Shares are quoted on the price list of a stock exchange.

12.5 Articles 12.2 and 12.3 do not apply to Shares or depositary receipts thereof which the Company acquires by universal succession in title.

12.6 No voting rights may be exercised in the General Meeting with respect to any Share held by the Company or by a Subsidiary, or any Share for which the Company or a Subsidiary holds the depositary receipts.

12.7 No payments shall be made on Shares which the Company holds in its own Share capital.

12.8 The Executive Board shall be authorized to alienate Shares held by the Company or depositary receipts therefor, but only with the approval of the Supervisory Board.

12.9 Own Shares and depositary receipts therefor shall furthermore be subject to the provisions of Sections 2:89a, 2:95, 2:98, 2:98a, 2:98b, 2:98c, 2:98d
     and 2:118 of the Dutch Civil Code.

Article 13. Reduction of the Issued Capital.

13.1 The General Meeting may, but only at the proposal of the Executive Board which is approved by the Supervisory Board, resolve to reduce the Company's issued capital:

     (a)  by cancellation of Shares; or

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     (b)  by reducing the nominal value of Shares by amendment of the Articles of Incorporation.

     The Shares in respect of which such resolution is passed must be designated therein and provisions for the implementation of such resolution must be made therein.

13.2 A resolution to cancel Shares may relate to Shares held by the Company itself or for which it holds the depositary receipts, or all class A Preferred Shares and/or all class B Preferred Shares.

13.3 Reduction of the nominal value or cancellation of Preferred Shares of a specific class can be effected only with the approval of the meeting of holders of Preferred Shares of such class. Cancellation of Preferred Shares shall be effected against repayment of the amounts paid on these Preferred Shares.

13.4 A reduction of the issued capital of the Company shall furthermore be subject to the provisions of Sections 2:99 and 2:100 of the Dutch Civil Code.

CHAPTER VI.   TRANSFER OF REGISTERED SHARES; USUFRUCT IN SHARES AND PLEDGING OF
              SHARES; DEPOSITARY RECEIPTS FOR SHARES.

Article 14. Transfer of Registered Shares.

14.1 The transfer of a registered Share shall require an instrument intended for such purpose and, save when the Company itself is a party to such legal act, the written acknowledgement by the Company of the transfer. The acknowledgement shall be made in the instrument or by a dated statement of acknowledgement on the instrument or on a copy or extract thereof and signed as a true copy by a civil law notary or the transferor. Official service of such instrument or such copy or extract on the Company shall be considered to have the same effect as an acknowledgement.

14.2 Except for the provisions of Article 14.3, any transfer of registered Shares may only take place with the prior consent of the Supervisory Board. This consent may be so conditioned as the Supervisory Board deems desirable or necessary.

14.3 The consent referred to in Article 14.2 shall not be required in the case of:

     (a) a transfer of registered Shares for which no Share certificates are outstanding; and

     (b) a transfer of registered Shares for which Share certificates are outstanding, provided the deed designated for a transfer as shown on the back of the Share certificate(s) - or a separate deed corresponding to the text thereof - has been filled in and has been signed by or on behalf of the transferor.

14.4 Without prejudice to the provisions of Article 14.1, the transfer of registered Shares for which Share certificates are outstanding can only take place if the Share certificate(s) is/are surrendered to the Company at the same time. As proof of the acknowledgement of the transfer, the acknowledgement shall be noted on that/those document(s) or that/those document(s) shall be replaced with one or more Share certificates in the name of the acquirer, all by or on behalf of the Company.

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14.5 The provisions of Article 14.1 also apply to the transfer of a registered
     Share in the event of a sale by execution as well as to the allotment of a registered Share due to partition of communal property.

Article 15. Usufruct in Shares and Pledging of Shares; Depositary Receipts for
            Shares.

15.1 The provisions of Article 14.1 and Article 14.4, first sentence, of these Articles of Incorporation shall apply by analogy to the creation or transfer of a usufruct in and to the pledging of registered Shares. If a Share certificate has been issued, the acknowledgement may only take place by a statement to this effect on the document. Registered Shares may also be pledged without acknowledgement by or service on the Company. In such case, Section 3:239 of the Dutch Civil Code shall apply by analogy, substituting acknowledgement by or service on the Company for the notification referred to in subsection 3 of said statutory provision.

15.2 For Shares which have been pledged no voting rights shall accrue to the pledgee.

15.3 The rights of holders of depositary receipts issued with the cooperation of the Company and of usufructuaries and pledgees of Shares holding corresponding rights shall be as stated in the statutory provisions concerned.

CHAPTER VII.   THE EXECUTIVE BOARD.

Article 16. Executive Board Members.

16.1 The number of Executive Board members shall be determined by the Supervisory Board after consultation with the Executive Board.

16.2 The Supervisory Board appoints a chairman and may grant him the title of president and, if deemed necessary, a vice-chairman and grant him the title of vice-president, from among the Executive Board members.

16.3 The terms of employment of the Executive Board members shall be determined by the Supervisory Board.

Article 17. Appointment, suspension and removal of Executive Board members.

17.1 Executive Board members shall be appointed by the General Meeting of Shareholders.

17.2 The Supervisory Board shall nominate one or more candidates for each vacant seat and, if no Executive Board members are in office, it will do so as soon as reasonably possible.

17.3 A nomination or notification to appoint an Executive Board member shall state the candidate's age and the positions he holds or has held, insofar as these are relevant for the performance of the duties of an Executive Board member. The nomination and notification must state the reasons on which they are based.

17.4 If the nomination by the Supervisory Board with respect to a vacant seat consists of a list of two or more candidates, such list shall be binding and the vacant seat must be filled by election of a person from the binding list of candidates. However, the General Meeting of Shareholders may, at any

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     time, by a resolution passed with a majority of at least two-thirds of the votes cast representing more than one-half of the Company's issued capital, resolve that such list shall not be binding. A resolution of the General Meeting of Shareholders to appoint an Executive Board member other than in accordance with a binding or non-binding nomination by the Supervisory Board shall require at least two-thirds of the votes cast representing more than one-half of the Company's issued capital.

17.5 At a General Meeting of Shareholders, votes in respect of the appointment of an Executive Board member, can only be cast for candidates named in the agenda of the meeting or explanatory notes thereto. If none of the candidates nominated by the Supervisory Board is appointed, the Supervisory Board shall retain the right to make a new binding or non-binding nomination at a next meeting.

17.6 Each Executive Board member may be suspended or removed by the General Meeting of Shareholders at any time. A resolution of the General Meeting of Shareholders to suspend or remove an Executive Board member, other than pursuant to a proposal by the Supervisory Board, shall require at least two-thirds of the votes cast representing more than one-half of the Company's issued capital. An Executive Board member may also be suspended by the Supervisory Board. A suspension by the Supervisory Board may, at any time, be discontinued by the General Meeting of Shareholders.

17.7 Any suspension may be extended one or more times, but may not last longer than three months in aggregate. If, at the end of that period, no decision has been taken on termination of the suspension or on removal, the suspension shall end.

Article 18. Duties, Decision-making Process and Allocation of Duties.

18.1 The Executive Board shall be entrusted with the management of the Company.

18.2 The Executive Board may establish rules regarding its decision-making process and working methods. In this context, the Executive Board may also determine the duties for which each Executive Board member shall be particularly responsible. The Supervisory Board may decide that such rules and allocation of duties be set forth in writing and that such rules and allocation of duties shall be subject to its approval.

18.3 Executive Board resolutions at all times may be adopted in writing, provided the proposal concerned is submitted to all Executive Board members then in office and none of them objects to this manner of adopting resolutions. Adoption of resolutions in writing shall be effected by written statements from all Executive Board members then in office.

Article 19. Representation; Conflicts of Interest.

19.1 The Executive Board is authorized to represent the Company. Each Executive Board member individually is also authorized to represent the Company.

19.2 In the event of a conflict of interest between the Company and an Executive Board member, the Company shall be represented by an Executive Board member or a Supervisory Board member appointed for that purpose by the Supervisory Board. The General Meeting shall be authorized at all times to appoint one or more other persons to represent the Company in the event of a conflict

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     of interest with an Executive Board member.

Article 20. Approval of Executive Board Resolutions.

20.1 The Executive Board shall need the approval of the Supervisory Board for resolutions concerning:

     (a) the issuance and acquisition of Shares of the Company and debentures chargeable to the Company and of debentures chargeable to a limited partnership or general partnership in which the Company is a fully liable partner;

     (b)  cooperation in the issuance of depositary receipts;

     (c) the application for quotation or cancellation of quotation of the securities under (a) and (b) above on the official list of any stock exchange;

     (d) entering into or terminating a long term cooperation between the Company or a Subsidiary and another legal entity or company or as a fully liable partner in a limited partnership or general partnership, if such cooperation or termination is of fundamental importance for the Company;

     (e) participation by the Company or a Subsidiary in the capital of another company if the value of such participation is at least one quarter of the amount of the issued capital plus reserves of the Company according to its balance sheet and explanatory notes, as well as significantly increasing or reducing such participation on the Company's balance sheet thereto;

     (f) investments in an amount equal to at least one quarter of the issued capital plus reserves of the Company according to its balance sheet and explanatory notes;

     (g)  a proposal for an amendment of these Articles of Incorporation;

     (h)  a proposal for the dissolution of the Company;

     (i) a petition in bankruptcy and a petition for a moratorium on the payment of indebtedness;

     (j) the termination of service of a substantial number of employees of the Company or of a Subsidiary at the same time or within a short period of time;

     (k) a significant change in the employment terms of a substantial number of employees of the Company or of a Subsidiary; and

     (l)  a proposal for a legal merger of demerger.

20.2 The Supervisory Board is entitled to require further resolutions of the Executive Board to be subject to its approval. Such further resolutions shall be clearly specified and notified to the Executive Board in writing.

20.3 The absence of approval by the Supervisory Board of a resolution as referred to in Article 20.1 (except for Article 20.1 under (l)), or Article
     20.2 shall not affect the authority of the Executive Board or the Executive Board members to represent the Company.

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Article 21. Vacancy or Inability to Act.

21.1 If a seat on the Executive Board is vacant or an Executive Board member is unable to perform his duties, the remaining Executive Board member or members shall be temporarily entrusted with the management of the Company.

21.2 If all seats on the Executive Board are vacant or all Executive Board members, are unable to perform their duties, the management of the Company shall be temporarily entrusted to the Supervisory Board, which shall have the authority to temporarily entrust the management of the Company to one or more Supervisory Board members and/or one or more other persons.

CHAPTER VIII.  THE SUPERVISORY BOARD.

Article 22. Supervisory Board Members; Eligibility.

22.1 The Company shall have a Supervisory Board.

22.2 The number of Supervisory Board members shall be determined by the Supervisory Board and shall be at least seven. If the number of Supervisory Board members is less than seven, the Supervisory Board shall take measures forthwith to increase the number of members, with due observance of the provisions of Article 23.

22.3 In the year in which a person reaches the age of seventy years or over, he/she shall no longer be eligible for appointment as Supervisory Board member, unless the Supervisory Board has decided otherwise with respect to the person concerned.

22.4 The remuneration of each Supervisory Board member shall be fixed by the General Meeting of Shareholders and shall not be dependent upon the profit of the Company.

Article 23. Appointment, suspension and removal of Supervisory Board members.

23.1 Supervisory Board members shall be appointed by the General Meeting of Shareholders.

23.2 The Supervisory Board shall nominate one or more candidates for each vacant seat.

23.3 If the nomination by the Supervisory Board with respect to a vacant seat consists of a list of two or more candidates, such list shall be binding and the vacant seat must be filled by election of a person from the binding list of candidates. However, the General Meeting of Shareholders may, at any time, by a resolution passed with a majority of at least two-thirds of the votes cast representing more than one-half of the Company's issued capital, resolve that such list shall not be binding. A resolution of the General Meeting of Shareholders to appoint a Supervisory Board member other than in accordance with a binding or non-binding nomination by the Supervisory Board shall require at least two-thirds of the votes cast representing more than one-half of the Company's issued capital.

23.4 At a General Meeting of Shareholders, votes in respect of the appointment of a Supervisory Board member can only be cast for candidates named in the agenda of the meeting or the explanatory notes thereto. If none of the candidates nominated by the Supervisory Board is appointed, the

Supervisory Board shall retain the right to make a new binding or non-binding nomination at a next meeting.

23.5 A nomination or recommendation to appoint a Supervisory Board member shall state the candidate's age, his profession, the number of shares he holds in the capital of the Company and the positions he holds or has held, insofar as these are relevant for the performance of the duties of a Supervisory Board member. Furthermore, the names of the legal entities of which he is also a member of their supervisory boards shall be indicated; if those include legal entities which belong to the same group, a reference to that group will be sufficient. The nomination or recommendation must state the reasons on which it is based.

23.6 Each Supervisory Board member may be suspended or removed by the General Meeting of Shareholders at any time. A resolution of the General Meeting of Shareholders to suspend or remove a Supervisory Board member other than pursuant to a proposal by the Supervisory Board shall require at least two-thirds of the votes cast representing more than one-half of the Company's issued capital.

23.7 Any suspension may be extended one or more times, but may not last longer than three months in the aggregate. If, at the end of that period, no decision has been taken on termination of the suspension or on removal, the suspension shall end.

Article 24. Retirement of Supervisory Board members.

The Supervisory Board members shall retire periodically in accordance with a rotation plan to be drawn up by the Supervisory Board. However, a Supervisory Board member shall retire not later than the day on which the annual General Meeting of Shareholders is held in the fourth calendar year after the calendar year in which such member was last appointed. A Supervisory Board member who retires in accordance with the previous provision is immediately eligible for reappointment, except as provided under Article 22.3.

Article 25. Duties and powers.

25.1 It shall be the duty of the Supervisory Board to supervise the management of the Executive Board and the general course of affairs of the Company and the business connected with it. The Supervisory Board shall assist the Executive Board by giving advice. In performing their duties, the Supervisory Board members shall act in accordance with the interests of the Company and its business.

25.2 The Supervisory Board may provide that one or more of its members, whether or not accompanied by an expert as mentioned in Article 25.3, shall have access to the Company's premises and be authorized to inspect its books, correspondence and other documents, and take cognizance of the acts and operations that have taken place.

     The Supervisory Board may also decide that only certain of the rights set forth in the preceding sentence may be exercised.

25.3 In the accomplishment of its duties, the Supervisory Board may call upon the assistance or advice of one or more experts to be appointed by it for a fee to be agreed upon with the Supervisory Board, which fee shall be chargeable to the Company.

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Article 26. Chairman and Vice-Chairman.

26.1 The Supervisory Board shall elect a chairman and a vice-chairman from among its members.

26.2 If the chairman and the vice-chairman are absent or prevented from attending a meeting, one of the other Supervisory Board members, to be designated by the Supervisory Board, shall act as chairman.

Article 27. Meetings; Decision-making Process.

27.1 The Supervisory Board shall meet whenever the chairman or at least two members shall deem it desirable. The chairman or his substitute shall preside over the meeting and minutes shall be kept of the proceedings. The Executive Board members shall attend the meetings unless the Supervisory Board expresses its wish to meet separately.

27.2 At the meeting of the Supervisory Board, resolutions shall be adopted by an absolute majority of the votes cast at the meeting.

27.3 At a meeting, the Supervisory Board may only pass valid resolutions if at least half of the Supervisory Board members then in office are present or represented.

27.4 In the event of a tie in voting the chairman shall have a deciding vote, but only if more than two Supervisory Board members are present.

27.5 The Supervisory Board may adopt a resolution by written consent without a meeting, provided that the proposed resolution has been submitted to all the Supervisory Board members, none of them opposes this manner of adopting a resolution and the majority of the members have voted in favour of the proposed resolution.

27.6 At the first meeting of the Supervisory Board, held after the members adopted a resolution without a meeting set forth in Article 27.5, the chairman of that meeting shall communicate the result of the voting.

27.7 A resolution of the Supervisory Board shall be evidenced by a document setting forth such resolution and signed by the chairman or, if he is absent or prevented from attending the meeting or if there is no chairman, by one of the other Supervisory Board members.

Article 28. Committees.

28.1 The Supervisory Board may, without prejudice to its responsibilities, designate one or more committees from among its members, which shall have the responsibilities specified by the Supervisory Board.

28.2 The composition of any such committee shall be determined by the Supervisory Board.

28.3 The General Meeting of Shareholders may grant additional compensation to the members of the committee(s) for their service on the committee(s).

CHAPTER IX.    FINANCIAL YEAR AND ANNUAL ACCOUNTS; CERTIFIED PUBLIC ACCOUNTANT;
               PROFITS AND DISTRIBUTIONS.

Article 29. Financial Year and Annual Accounts.

29.1 The Company's financial year shall be the calendar year.

29.2 Annually, not later than five months after the end of the financial year, unless by reason of special circumstances this period is extended by the General Meeting by not more than six months, the Executive Board shall prepare annual accounts, and shall deposit the same for inspection by the Shareholders at the Company's office. Within the same period, the Executive Board shall also deposit the annual report for inspection by the Shareholders.

29.3 The annual accounts shall consist of a balance sheet, a profit and loss account and explanatory notes.

29.4 The annual accounts shall be signed by the Executive Board members and the Supervisory Board members. If the signature of one or more of them is missing, this shall be stated and reasons for this omission shall be given.

29.5 Annually, the Supervisory Board shall prepare a report, which shall be enclosed with the annual accounts and the annual report.

29.6 The Company shall ensure that the annual accounts, the annual report, the report of the Supervisory Board and the information to be added by virtue of the law are kept at its office as of the day on which notice of the annual General Meeting of Shareholders is given. Shareholders may inspect the documents at that place and obtain a copy free of charge.

29.7 The annual accounts, the annual report and the information to be added by virtue of the law shall furthermore be subject to the provisions of Book 2, Title 9, of the Dutch Civil Code.

Article 30. Certified public accountant.

30.1 The General Meeting of Shareholders shall commission a certified public accountant or an organization in which certified public accountants cooperate, as referred to in Section 2:393 subsection 1 of the Dutch Civil Code (both hereafter referred to as the accountant) to examine the annual accounts drawn up by the Executive Board in accordance with the provisions of Section 2:393 subsection 3 of the Dutch Civil Code.

30.2 The accountant shall be entitled to inspect all of the Company's books and documents and shall be prohibited from divulging anything shown or communicated to him regarding the Company's affairs except insofar as required to fulfill his mandate. His fee shall be chargeable to the Company.

30.3 The accountant shall deliver the report on his examination to the Supervisory Board and to the Executive Board. He shall mention at a minimum his findings concerning the reliability and continuity of the automated data processing system.

     The accountant shall report on the results of his examination, in an auditor's statement, regarding the accuracy of the annual accounts.

30.4 The annual accounts cannot be adopted if the General Meeting of Shareholders has not been able to review the auditor's statement from the accountant, which statement should have been added to the annual accounts, unless the particulars to be added state a legal reason why the statement has not been provided.

Article 31. Adoption of the Annual Accounts and Release from Liability.

31.1 The General Meeting shall adopt the annual accounts.

31.2 At the General Meeting of Shareholders at which it is resolved to adopt the annual accounts, it shall be separately proposed that the Executive Board members and the Supervisory Board members be released from liability for their respective duties, insofar as the exercise of such duties is reflected in the annual accounts or otherwise disclosed to the General Meeting prior to the adoption of the annual accounts.

Article 32. Profits and Distributions.

32.1 If the adopted profit and loss account shows a profit, the Supervisory Board may decide, upon the proposal of the Executive Board, to set aside part of the profit to augment and/or form reserves.

32.2 Distributions may be made only insofar as the Company's equity exceeds the amount of the paid in and called up part of the issued capital, increased by the reserves which must be kept by virtue of the law or these Articles of Incorporation.

32.3 From the net profit, as reflected in the profit and loss account, if it is sufficient to this end after a part of the profit has been set aside for augmenting or forming reserves in accordance with Article 32.1, first of all the holders of Preferred Shares shall receive, on the amount paid on their Preferred Shares, a dividend the percentage of which, on an annual basis, shall be equal to the European Central Bank's fixed interest percentage for basic refinancing transactions, to be increased by one point seven five (1.75) percentage points, all applicable to the first day of trading on Euronext Amsterdam in the financial year to which the dividend relates.

     Apart from this, no other dividend is to be paid on the Preferred Shares.

32.4 The remaining profit shall be put at the disposal of the General Meeting of Shareholders.

32.5 Provided it appears from an interim statement of assets signed by the Executive Board that the requirement mentioned in Article 32.2 concerning the position of the Company's assets has been fulfilled, the Executive Board may, subject to the approval of the Supervisory Board, make one or more interim distributions to the holders of Common Shares and/or to the holders of Preferred Shares, with regard to Preferred Shares, however, subject to the maximum dividend amount set forth in Article 32.3.

32.6 The Executive Board may, subject to the approval of the Supervisory Board, decide that a distribution on Common Shares shall not take place as a cash payment but as a payment in Common Shares, or to decide that holders of Common Shares shall have the option to receive a distribution as a cash payment and/or as a payment in Common Shares, in all cases out of the profit and/or at the expense of reserves, provided that the Executive Board is designated by the General

     Meeting pursuant to Articles 9.2 and 9.3. Subject to the approval of the Supervisory Board, the Executive Board shall also determine the conditions applicable the aforementioned choices.

Article 33. Dividend payments; Entitlement.

33.1 A distribution shall be declared and paid as of a day designated to this end by the Executive Board. Different days may be designated for this purpose for Shares to bearer for which K-certificates have been issued, for Shares to bearer for which CF-certificates have been issued, for registered Shares for which certificates of Share have been issued and for registered Shares for which no Share certificates have been issued. In addition, different payment days may be set for Common Shares and Preferred Shares. Each day which has been so designated shall be announced in accordance with regulations applicable to the Company.

33.2 For a distribution on a Share for which a CF-certificate has been issued, such party shall be entitled as a holder of the Share on a record date set by the Executive Board. In order to exercise the right to a distribution referred to in the preceding sentence, the rightful claimant must ensure that the dividend sheet is, at the appointed time, in the custody of the custodian referred to in Article 5.3. For any distribution under this
     Article 33.2, the Company shall be discharged of all obligations towards the rightful claimants upon payment to the institution mentioned in Article
     5.3 or to one or more third parties designated by such institution and the Company, in favour of those in whose names the dividend sheets are in the custodians' custody at the appointed time.

33.3 A party in whose name the Share is registered in the register of Shareholders, on the record date set by the Executive Board, shall be entitled to a distribution on a registered Share for which no Share certificate has been issued, or on a registered Share for which a Share certificate has been issued.

33.4 The Executive Board may decide, subject to the approval of the Supervisory Board, that the payment of a distribution in cash on registered Common Shares for which Share certificates have been issued and which are traded on an exchange or similar institution in a country other than the Netherlands with the cooperation of the Company, shall take place in the currency of that country unless the Company cannot do so owing to government measures or other circumstances beyond its control. If, in accordance with the provisions of the preceding sentence, a distribution is paid in a foreign currency, it shall to this end be converted at the exchange rate current on the exchange in Amsterdam on a day, designated and announced by the Executive Board, which day shall not fall before the day on which the distribution is approved, nor after the payment day set for the Shares in question in accordance with the provisions of Article 33.1.

33.5 Dividends and other distributions which have not been claimed within five years of the first day upon which they were made payable shall revert to the Company.

CHAPTER X.     THE GENERAL MEETING.

Article 34. Annual General Meeting of Shareholders.

34.1 Each year, though not later than in the month of June, a General Meeting of Shareholders shall be held.

34.2 The agenda of such meeting shall contain, inter alia, the following subjects for discussion:

     (a)  discussion of the annual report;

     (b)  discussion and adoption of the annual accounts;

     (c) release from liability of the Executive Board members and of the Supervisory Board members;

     (d)  appointment of an accountant;

     (e) other subjects presented for discussion by the Supervisory Board or the Executive Board and announced with due observance of the provisions of these Articles of Incorporation, as for instance with respect to the designation of a body of the Company competent to issue Shares and with respect to the authority of the Executive Board to cause the Company to acquire own Shares or depositary receipts therefor.

Article 35. Extraordinary General Meeting of Shareholders.

Other General Meetings of Shareholders shall be held whenever the Supervisory Board or the Executive Board deems such to be necessary, without prejudice to the provisions of Sections 2:108a, 2:110, 2:111 and 2:112 of the Dutch Civil Code.

Article 36. Notice and agenda of meetings.

36.1 Notice of General Meetings of Shareholders shall be given by the Supervisory Board or the Executive Board.

36.2 Notice of the meeting shall be given no later than the fifteenth day prior to the date of the meeting.

36.3 The announcement shall mention the subjects to be dealt with or shall mention that the Shareholders may look at them at the offices of the Company. It will furthermore mention that the documents pertaining to the agenda are available to the Shareholders free of charge at the offices of the Company in The Hague and at an admitted institution as defined in the Listing Rules of Euronext Amsterdam.

36.4 Requests to add subjects to the agenda of the General Meeting of Shareholders, made by Shareholders who, solely or jointly, represent at least one-tenth percent (0.1%) of the issued Common Shares, will be honoured if these are presented in writing at the Company's registered office, at least two and at a maximum of three months prior to the day on which the meeting will be held, unless in the opinion of the Supervisory Board and the Executive Board there are important Company interests which would oppose the adding of such subjects to the agenda.

36.5 The notice shall state the requirements for admittance to the meeting as described in Articles 40.2, 40.3 and 40.4.

36.6 The notice shall be given in the manner stated in Article 43.

Article 37. Venue of Meetings.

General Meetings of Shareholders shall be held in The Hague, Leidschendam, Rijswijk (ZH) or Voorburg, at the discretion of the body of the Company calling the meeting.

Article 38. Chairman of the Meeting.

38.1 The General Meetings of Shareholders shall be presided over by the chairman of the Supervisory Board or his replacement. However, the Supervisory Board may also appoint another chairman to preside over the meeting.

38.2 If the chairmanship of the meeting is not provided for in accordance with
     Article 38.1, the meeting shall itself elect a chairman, provided that so long as such election has not taken place, the chairmanship shall be held by an Executive Board member designated for that purpose by the Executive Board members present at the meeting.

Article 39. Minutes.

39.1 Minutes shall be kept of the proceedings at the General Meeting of Shareholders by a secretary to be appointed by the chairman, which minutes shall be adopted by the chairman and the secretary and shall be signed by them as evidence thereof.

39.2 However, the chairman may determine that notarial minutes shall be prepared of the proceedings of the meeting. In that case the co-signature of the chairman shall be sufficient.

Article 40. Rights at Meetings and Admittance.

40.1 Each Shareholder is entitled to attend the General Meeting of Shareholders and to speak and vote in the meeting, either in person or by a proxy granted in writing.

40.2 When convening a General Meeting of Shareholders, the Executive Board is authorized to determine that those entitled to attend and vote at said General Meeting, in accordance with the provisions of Section 2:117 subsections 1 and 2 of the Dutch Civil Code, shall be determined on the basis of the names of the persons who, on a specified date which may not be earlier than provided for by statutory provisions, are listed as being the holders of Shares in a register to be designated by the Executive Board, irrespective of whether or not they are the rightful owners of such Shares on the date of the General Meeting.

40.3 Holders of bearer Shares or their proxies shall only be admitted to the meeting on production of evidence that such Shares are held by them, which evidence is obtained in the manner stated in the notice of the meeting and on the date determined in accordance with the provisions of Article 40.2, or, if no such date has been determined, on the date of the General Meeting. The proxy shall also be required to produce written evidence of his mandate.

40.4 Holders of registered Shares or their proxies, as the case may be, shall only be admitted to the meeting if they have notified the Company of their intention to attend the meeting, in writing, at the address and, by the date specified in the notice of meeting.

     Insofar as certificates have been issued for their Shares, holders must state the distinctive number(s) of their Share certificate(s). In respect of their registered Shares, they will only be admitted to the meeting if the Shares in question are registered in their name on the date determined in accordance with Article 40.3.

40.5 The Supervisory Board members and Executive Board members shall have the right to attend the General Meeting of Shareholders in person and to address the meeting. They shall have the right to give advice in the meeting.

40.6 The chairman of the meeting shall decide upon the admittance to the meeting of persons other than those mentioned in Articles 40.1 and 40.5.

40.7 Each person entitled to vote or his proxy must sign the attendance list. The chairman of the meeting may decide that the attendance list must also be signed by other persons present at the meeting.

Article 41. Adoption of Resolutions and voting power.

41.1 Each Share confers the right to cast one vote.

     However, a holder of Preferred Shares shall be entitled, instead of casting one vote per Preferred Share, to cast such number of votes as shall equal the number of Preferred Shares it holds multiplied by twenty-five-twelfths (25/12), provided that any resulting fraction of a vote shall be disregarded. Each holder of Preferred Shares shall file a written statement setting forth its policy for exercising the full voting rights attached to the Preferred Shares, and any subsequent change to such policy, at the offices of the Company and shall give notice of such filing in the manner set forth in Article 43. If, with respect to a particular vote at a General Meeting of Shareholders, a holder of Preferred Shares intends to exercise the full voting rights attached to its Preferred Shares, it will inform the meeting of such intention prior to the vote being taken.

41.2 At the General Meeting of Shareholders, all resolutions shall be adopted by an absolute majority of the valid votes cast, except in those cases in which the law or these Articles of Incorporation require a greater majority.

41.3 Blank votes shall be regarded as not having been cast.

41.4 For resolutions not concerning persons, the vote shall be viva voce. For resolutions concerning persons, the vote shall be by means of folded ballot papers, unless none of the persons present demands a vote by head count.

41.5 If in the election of persons no absolute majority of the valid votes cast at the meeting is obtained, a new vote shall be taken after an intermediate vote, if necessary, on the two persons who received the greatest and the next greatest number of votes in the first such meeting. The person who receives the greatest number of votes at the new vote shall be elected. If there is an equality of votes in this case, lots shall be drawn.

41.6 In the case of a voting tie regarding resolutions not concerning persons the proposal shall be rejected.

41.7 When determining how many votes are cast by Shareholders, how many Shareholders are present or represented, or what portion of the Company's issued capital is represented, no account shall be taken of Shares for which no votes can be cast by law. Furthermore, in so far as permitted by law,

     Preferred Shares are only taken into account so far as the voting rights attached thereto are actually exercisable, excluding for this purpose votes not permitted to be cast pursuant to an agreement with the Company.

Article 42. Meetings of Holders of Shares of a particular Class.

42.1 Meetings of holders of Shares of a particular class shall be held whenever the Executive Board or the Supervisory Board calls such meetings. The provisions of Articles 36 through 41 shall apply by analogy.

42.2 A meeting of holders of Preferred Shares of a class at which all outstanding Preferred Shares of such class are represented may, only pursuant to a proposal by the Executive Board and subject to the approval of the Supervisory Board, also if the provisions of Article 42.1 have not been observed, pass valid resolutions, provided they are passed unanimously.

Article 43. Notices and Announcements.

All notices of General Meetings of Shareholders shall be made by advertisement in one or more nationally distributed daily newspapers and in the Official Price List of Euronext Amsterdam or any publication that has taken its place.

CHAPTER XI.    AMENDMENT OF THE ARTICLES OF INCORPORATION AND DISSOLUTION.

Article 44. Resolution to Amend of Articles of Incorporation and Dissolution.

44.1 The General Meeting of Shareholders may pass a resolution, proposed by the Executive Board, and approved by the Supervisory Board, to amend the Articles of Incorporation or to dissolve the Company, with an absolute majority of the votes cast.

     Any such proposal must be stated in the notice of the General Meeting of Shareholders.

44.2 In the event of a proposal to the General Meeting of Shareholders to amend the Articles of Incorporation, a copy of such proposal containing the verbatim text of the proposed amendment shall be deposited at the Company's office in The Hague and at the office of an "admitted institution" within the meaning of the Listing Rules of Euronext Amsterdam, for inspection by any Shareholder, until the end of the meeting. Furthermore, a copy of the proposal shall be made available free of charge to any Shareholder from the day it was deposited until the day of the meeting.

44.3 A resolution of the General Meeting of Shareholders to amend these Articles of Incorporation which has the effect of reducing the rights attributable to holders of Shares of a particular class, shall be subject to approval of the meeting of holders of Shares of that class.

Article 45. Liquidation.

45.1 In the event of the dissolution of the Company by resolution of the General Meeting of Shareholders, the Executive Board members shall be charged with effecting the liquidation of the business of the Company, and the Supervisory Board members with the supervision thereof.

45.2 The provisions of these Articles of Incorporation shall remain in force to the extent possible during liquidation.

45.3 In the resolution for dissolution, the General Meeting of Shareholders shall fix the remuneration of the liquidators and the Supervisory Board members.

45.4 If upon liquidation, after settlement of all debts, including the costs of liquidation, a credit balance remains, it shall be distributed as follows:

     First, on the class A Preferred Shares and the class B Preferred Shares, the average amount paid in on the Preferred Shares of the class concerned (nominal and, where applicable, as share premium), shall be distributed, insofar as possible. The amount remaining after such payment shall be distributed to the holders of Common Shares.

     The liquidators are authorized to make a distribution in advance, if the state of the assets gives reason to do so.

45.5 The liquidation shall otherwise be subject to the provisions of Title 1, Book 2 of the Dutch Civil Code.